Consent of Independent Auditors





The Board of Directors and Stockholders
Unique Mobility, Inc.:




We consent to the incorporation by reference in the registration statements (Nos. 33-61166, 33-63399, 333-01919 and 333-13883) on Form S-3 and in the
registration statements (Nos. 33-23113,  33-24071, 33-34612, 33-35055, 33-34613,
33-41325,  33-64852,  34-47454,  33-81430,  and  33-92288) on Form S-8 of Unique
Mobility, Inc. of our report dated January 10, 1997 relating to the consolidated balance sheets of Unique Mobility, Inc. and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1996, which report appears in the October 31, 1996 Annual Report on Form 10-K/A of Unique Mobility, Inc.




                                   KPMG Peat Marwick LLP



Denver, Colorado
September 2, 1997